Exhibit 10(c)

                      EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 30th day of June, 1999, by and between Southern
Missouri Bank & Trust Co.(hereinafter referred to as the "Bank"), and Greg Steffens (the "Employee").

     WHEREAS, the Employee is currently serving as President and Chief Executive Officer of the Bank and the Chief Financial
Officer of Southern Missouri Bancorp, Inc., the parent company of the Bank (the "Holding Company"); and

     WHEREAS, the board of directors of the Bank ("Board of Directors") recognizes that, as is the case with publicly held corporations generally, the possibility of a change in control of the Holding Company and/or the Bank may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Bank, the Holding Company and their respective stockholders; and

     WHEREAS, the Board of Directors believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to the Employee's assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Holding Company or the Bank, although no such change is now contemplated; and

     WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee to take effect as stated in Section 2 hereof;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

     1.  Definitions.

          (a) The term "Change in Control" means (1) an event of a nature that (i) results in a change in control of the Bank or the Holding Company within the meaning of the Home Owners' Loan Act of 1933 with respect to the Holding Company, or successor statutes and regulations, and the Change in Bank Control Act, 12 U.S.C. 1817(j) and applicable regulations thereunder; or (ii) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (2) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly of securities of the Bank or the Holding Company representing 20% or more of the Bank's or the Holding Company's outstanding securities; (3) individuals who are members of the board of directors of the Bank or the Holding Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or
(4) approval by the Holding Company's stockholders of a plan of reorganization, merger or consolidation of the Bank or the Holding Company, sale of all or substantially all of the assets of the Bank or the Holding Company, a similar transaction in which the Bank or the Holding Company is not the resulting entity, or a transaction at the completion of which the former stockholders of the acquired corporation become the holders of more than 40% of the outstanding common stock of the Holding Company and the Holding Company is the resulting entity of such transaction; provided that the term "change in control" shall not include an acquisition of securities by an employee benefit plan of the Bank or the Holding Company. In the application of regulations under the Change in Bank Control Act, determinations to be made by the applicable federal banking regulator shall be made by the Board of Directors.

          (b) The term "Commencement Date" means the date of this Agreement, as set forth on page 1.

          (c) The term "Date of Termination" means the earlier of (1) the date upon which the Bank gives notice to the Employee of the termination of the Employee's employment with the Bank or
(2) the date upon which the Employee ceases to serve as an employee of the Bank.

          (d) The term "Involuntary Termination" means termination of the employment of Employee without the Employee's express written consent, and shall include a material diminution of or interference with the Employee's duties, responsibilities and benefits as President and Chief Executive Officer of the Bank, including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a change in the principal workplace of the Employee to a location outside of a 30 mile radius from the Bank's headquarters office as of the date hereof; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of other Bank personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee, other than as part of a Bank- or Holding Company-wide reduction in staff; (4) a material adverse change in the Employee's salary, perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank or the Holding Company; and (5) a material permanent increase in the required hours of work or the workload of the Employee. The term "Involuntary Termination" does not include Termination for Cause or termination of employment due to retirement, death, disability or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act ("FDIA").

          (e) The terms "Termination for Cause" and "Terminated for Cause" mean termination of the employment of the Employee because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

     2. Term. The term of this Agreement shall be a period of one year commencing on the Commencement Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year, provided that (1) the Bank has not given notice to the Employee in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; and (2) prior to such anniversary, the Board of Directors of the Bank explicitly reviews and approves the extension. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

     3. Employment. The Employee is employed as President and Chief Executive Officer of the Bank. As such, the Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties of an officer of the Bank as the Board of Directors may prescribe from time to time.

     4.  Compensation.

          (a) Salary. The Bank agrees to pay the Employee during the term of this Agreement the salary established by the Board of Directors, which shall be at least the Employee's salary in effect as of the Commencement Date. The amount of the Employee's salary shall be reviewed by the Board of Directors, beginning not later than the first anniversary of the Commencement Date. Adjustments in salary or other compensation shall not limit or reduce any other obligation of the Bank under this Agreement. The Employee's salary in effect from time to time during the term of this Agreement shall not thereafter be reduced.

          (b) Discretionary Bonuses. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Bank in discretionary bonuses as authorized and declared by the Board of Directors to its executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such bonuses when and as declared by the Board of Directors.

          (c) Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

     5.   Benefits.

          (a) Participation in Retirement and Employee Benefit Plans. The Employee shall be entitled to participate in all plans relating to pension, thrift, profit-sharing, group life insurance, medical and dental coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof, in which the Bank's executive officers participate.

          (b) Fringe Benefits. The Employee shall be eligible to participate in, and receive benefits under, any fringe benefit plans which are or may become applicable to the Bank's executive officers.

     6. Vacations; Leave. The Employee shall be entitled to annual paid vacation in accordance with the policies established by the Bank's Board of Directors for executive officers and to voluntary leave of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

     7.  Termination of Employment.

          (a) Involuntary Termination. The Board of Directors may terminate the Employee's employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee's right to compensation or other benefits under this Agreement. In the event of the Involuntary Termination of the Employee, if the Employee has offered to continue to provide the specific services contemplated to be provided by him pursuant to this Agreement and such offer has been declined, then, as agreed upon liquidated damages and as the sole and exclusive remedy of the Employee against the Bank under this Agreement, but subject to the provisions of Section 7(b) and
(e) of this Agreement; during the period of the remaining term of this Agreement (the "Liquidated Damage Period") the Bank shall
(i) pay to the Employee, monthly, one-twelfth of the employee's salary at the annual rate in effect immediately prior to the Date of Termination, and one-twelfth of the average annual amount of cash bonus and cash incentive compensation of the Employee, based on the average amounts of such compensation earned by the Employee for the two full calendar years preceding the Date of Termination and (ii) maintain substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee including amounts of coverage and deductibles and other costs to him in effect immediately prior to such Involuntary Termination (the "Employee's Health Coverage").

          (b)  Reduction of the Bank's Obligations Under Section
7(a).

               (1) In the event the Employee becomes entitled to receive a change in control payment pursuant to Section 7(e) hereof and agreed upon liquidated damages pursuant to Section 7(a) hereof, then in that event (i) the Bank's obligation with respect to cash damages under Section 7(a) hereof shall be reduced (but not below zero) by the Employee's Cash Income (as hereinafter defined), if any, earned from providing personal services (other than to the Holding Company, the Bank or their successors) during the Liquidated Damage Period; and (ii) the Bank's obligation to maintain the Employee's Health Coverage under Section 7(a) shall be reduced to the extent, if any, that the Employee receives such benefits, on no less favorable terms,
from another employer during the Liquidated Damage Period.   For
purposes hereof "Cash Income" means amounts of salary, wages, bonuses, incentive compensation and fees paid to the Employee in cash. To the extent the provisions of this Section 7(b)(1) are applicable and an overpayment has been made to the Employee as of the expiration of Liquidated Damage Period, the Employee shall reimburse the Bank in an amount equal to the after tax benefit realized by the Employee from such overpayment.

               (2) The Employee agrees that in the event he becomes entitled to a change in control payment under Section 7(e) hereof and agreed upon liquidated damages pursuant to
Section 7(a) hereof, throughout the Liquidated Damage Period, he shall promptly inform the Bank of the nature and amounts of Cash Income which he earns and the type of health benefits and coverage he receives from providing services other than to the Holding Company, the Bank or their successors, and shall provide such documentation of such Cash Income and health benefits and coverage as the Bank may request. In the event of changes to such Cash Income or health benefits and coverage from time to time during the Liquidated Damage Period, the Employee shall inform the Bank of such changes, in each case within five days after the change occurs, and shall provide such documentation concerning the change as the Company may request.

          (c)  Termination for Cause.    In the event of
Termination for Cause, the Bank shall pay the Employee the Employee's salary through the Date of Termination, and the Bank shall have no further obligation to the Employee under this Agreement.

          (d) Voluntary Termination. The Employee's employment may be voluntarily terminated by the Employee at any time upon 90 days' written notice to the Bank or such shorter period as may be agreed upon between the Employee and the Board of Directors of the Bank. In the event of such voluntary termination, the Bank shall be obligated to continue to pay to the Employee the Employee's salary and benefits only through the Date of Termination, at the time such payments are due, and the Bank shall have no further obligation to the Employee under this Agreement.

          (e) Change in Control. In the event of Involuntary Termination in connection with or within 12 months before or after a Change in Control, the Bank shall, in addition to the Bank's obligations under Section 7(a) of this Agreement and subject to Section 8 of this Agreement, pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to 299% of the Employee's "base amount" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The rights of the Employee under this Section 7(e) shall survive a termination of this Agreement.

          (f) Death; Disability. In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Bank the salary of the Employee through the last day of the calendar month in which the Employee died. If the Employee becomes disabled as defined in the Bank's then current disability plan, if any, or if the Employee is otherwise unable to serve as President and Chief Executive Officer, the Employee shall be entitled to receive group and other disability income benefits of the type, if any, then provided by the Bank for executive officers.
     8.  Certain Reduction of Payments by the Bank.

          (a) Notwithstanding any other provision of this Agreement, if the value and amounts of benefits under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee in connection with a Change in Control would cause any amount to be nondeductible by the Bank or the Holding Company for federal income tax purposes pursuant to Section 280G of the Code, then amounts and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to the Employee without causing any amount to become nondeductible by the Bank or the Holding Company pursuant to or by reason of such Section 280G. The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

          (b) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

     9. Attorneys Fees. In the event the Bank exercises its right of Termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to
Section 17 that cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

     10.  No Assignments.

          (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to
Section 7(e) hereof. For purposes of implementing the provisions of this Section 10(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

          (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

     11. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

     12. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

     13. Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

     14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     15. Governing Law. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Missouri.

     16. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION
WHICH MAY BE ENFORCED BY THE PARTIES.



Attest:                         SOUTHERN MISSOURI BANK & TRUST C0.


/s/ Samuel H. Smith            /s/Leonard W. Ehlers
Secretary                      By: Leonard W. Ehlers
                               Its: Chairman


                               Employee

                               /s/ Greg Steffens
                               Greg Steffens